SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                            FORM 15


      Certification and Notice of Termination of Registration under Section 12 of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                 Commission File Number 0-18195

                    USLD COMMUNICATIONS CORP.
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     (Exact name of registrant as specified in its charter)

                   9311 San Pedro, Suite 100
                    San Antonio, Texas 78216
                         (210)525-9009
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Common Stock, par value $0.01 per share
 Series A Junior Participating Preferred Stock Purchase Rights
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    (Title of each class of securities covered by this form)

                              None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [ X ]    Rule 12h-3(b)(1)(ii)  [   ]
     Rule 12g-4(a)(1)(ii) [   ]    Rule 12h-3(b)(2)(i)   [   ]
     Rule 12g-4(a)(2)(i)  [   ]    Rule 12h-3(b)(2)(ii)  [   ]
     Rule 12g-4(a)(2)(ii) [   ]    Rule 15d-6            [   ]
     Rule 12h-3(b)(1)(i)  [ X ]


       Approximate  number  of  holders  of  record  as  of   the
certification or notice date:                          1
                                               -----------------

      Pursuant to the requirements of the Securities Exchange Act of  1934,  as amended, USLD Communications Corp. has caused  this
certification/notice  to  be  signed  on  its   behalf   by   the
undersigned duly authorized person.


DATE:  December 29, 1997      BY:   /s/  LARRY M. JAMES
                                   -----------------------------
                                   Larry M. James, President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities
Exchange  Act  of  1934.   The Registrant  shall  file  with  the
Commission  three  copies  of Form 15,  one  of  which  shall  be
manually  signed.   It  may  be  signed  by  an  officer  of  the
Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.